Exhibit 10.2
TD AMERITRADE HOLDING CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
     TD AMERITRADE Holding Corporation (the “Company”) hereby grants you, [                                        ] (the “Grantee”), the number of Restricted Stock Units indicated below under the Company’s 1996 Long-Term Incentive Plan (the “Plan”). The date of this Agreement is                     , 20 ___  (the “Grant Date”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Grant Date:	[Date]

Total Number of Restricted Stock Units:	[Number] This reflects the total number of units granted to you on the Grant Date. *

Scheduled Vesting:	The Restricted Stock Units will vest in accordance with the schedule set forth in Appendix B (attached), subject to your continuing to be an Employee through the applicable vesting date.

Settlement Date:	One Share of Company Stock will be issued for each Restricted Stock Unit that has vested on the date specified in Appendix B (or on a date as soon as practicable thereafter).

Acceptance:	You must accept this grant of Restricted Stock Units prior to the Acceptance Deadline, which is sixty (60) days from the Grant Date.
     *Except as otherwise provided in this Agreement, or by the terms of the Plan, you will not vest in the Restricted Stock Units unless you remain employed by the Company or one of its Related Entities through the applicable vesting date.

     Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Agreement, including Appendix A and Appendix B. Important additional information on vesting, forfeiture and the actual issuance of the Shares of Company Stock in settlement of the Restricted Stock Units covered by this grant are contained in paragraphs 4 through 14 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.
     THIS AGREEMENT MUST BE ACCEPTABLE BY YOU BY THE ACCEPTANCE DEADLINE, OR THIS GRANT OF RESTRICTED STOCK UNITS WILL AUTOMATICALLY BE CANCELED.
TD AMERITRADE HOLDING CORPORATION

By:

Title:

ACCEPTED BY THE GRANTEE

Print Name

Signature

Acceptance Date (must be within sixty (60) days of the Grant Date)

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
     1. Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $.01, equal to the par value of a Share, the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.
     2. No Payment of Purchase Price Necessary. When the Restricted Stock Units are paid out to the Grantee, the par value of the underlying Company Stock will be deemed paid by the Grantee for each Restricted Stock Unit through the past services rendered by the Grantee, and such deemed payment will be subject to the appropriate tax withholdings.
     3. Company’s Obligation to Pay. Each Restricted Stock Unit represents a right to receive, on the Settlement Date, one Share of Company Stock for each vested Restricted Stock Unit. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 4 or 5, the Grantee will have no right to the payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in Shares.
     4. Vesting Schedule. Except as otherwise provided in paragraph 5 of this Agreement, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in Appendix B. Restricted Stock Units scheduled to vest on any applicable date actually will vest only if the Grantee continues to be an Employee through such date. Other than as provided in paragraphs 8, 9, 10 or 12, and notwithstanding anything in this Agreement to the contrary, no Restricted Stock Unit award may be become one hundred percent (100%) vested prior to the date at least three years after the Date of Grant.
     5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made, unless otherwise determined by the Committee to be permissible under Applicable Laws, on the Settlement Date set forth in the Notice of Grant (whether or not the Grantee remains an Employee through such date).
     6. Issuance of Shares after Vesting. Any Restricted Stock Units that vest in accordance with paragraph 4 will be settled by the Company through the issuance of Shares to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the Settlement Date, subject to paragraph 14. Any Restricted Stock Units that vest in accordance with paragraph 5 will be settled by the Company through the issuance of Shares to the Grantee (or in the event of the

Grantee’s death, to his or her estate) in accordance with the provision of such paragraph, subject to paragraph 14.
     7. Forfeiture. Other than as provided in paragraphs 8 through 13, and notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 4 or 5 at the time the Grantee ceases to be an Employee will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of the price paid for the Restricted Stock Units forfeited to the Company pursuant to this paragraph 7.
     8. Death of Grantee. In the event that the Grantee ceases to be an Employee due to his or her death prior to the Settlement Date, the Restricted Stock Units will vest and be settled by the Company through the issuance of Shares to the administrator or executor of the Grantee’s estate, on a date as soon as practicable after the date of the Grantee’s death. The Company may require any administrator or executor of the Grantee’s estate to furnish (a) written notice of his or her status as transferee, or (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with Applicable Laws pertaining to the transfer of the Restricted Stock Units.
     9. Disability of Grantee. In the event that the Grantee ceases to be an Employee due to his or her Disability prior to the Settlement Date, the Restricted Stock Units will continue to vest pursuant to paragraph 4 and be settled by the Company through the issuance of Shares to the Grantee, regardless of whether or not the Grantee is then employed by the Company, on the Settlement Date.
     10. Retirement of Grantee. In the event that the Grantee ceases to be an Employee due to his or her Retirement (as defined below) prior to the Settlement Date, the Restricted Stock Units will continue to vest pursuant to paragraph 4 and be settled by the Company through the issuance of Shares to the Grantee, regardless of whether or not the Grantee is then employed by the Company, on the Settlement Date. For the purposes of this Agreement, “Retirement” shall mean a termination of employment for any reason, other than “Cause” (as defined below in paragraph 11), after attaining age fifty-five (55) and after having at least ten (10) years of continuous service with the Company.
     11. Termination of Employment without Cause. In the event that the Grantee’s employment is terminated by the Company without “Cause” (as defined below) prior to the Settlement Date, then the actual number of Restricted Stock Units which will be settled on the Settlement Date will be determined as follows: (A) the total number of Restricted Stock Units subject to this award shall be pro-rated based on the number of twelve (12) month periods which have elapsed since the Date of Grant and through the date of the Grantee’s termination of employment, then such pro-rated number of Restricted Stock Units shall (B) vest in accordance with, and pursuant to, paragraph 4. For the purposes of this Agreement, “Cause” shall mean the Grantee’s: (a) failure to substantially perform his or her duties as an Employee, other than due to illness, injury or Disability; (b) willful engaging in conduct which is materially injurious to the Company; (c) misconduct involving serious moral turpitude, or any conviction of, or plea of nolo contendre to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by the Grantee in the course of the Grantee’s employment with the Company;

(d) any violation of paragraph 13 of this Agreement; or (e) any other action which might be considered “gross misconduct” under the Company’s applicable associate handbook.
     12. Termination of Employment following Change in Control. In the event that the Grantee’s employment is terminated by the Company for any reason, other than for Cause (as defined above) within twenty-four (24) months following a Change in Control and prior to the Settlement Date, the Restricted Stock Units will continue to vest pursuant to paragraph 4 and be settled by the Company through the issuance of Shares to the Grantee, or if the Grantee is then deceased, to the administrator or executor of the Grantee’s estate, on the Settlement Date.
     13. Non-solicitation and Non-competition. The receipt of any Shares of Company Stock pursuant to this Restricted Stock Units award will be subject to the Grantee, for the period of his or her employment with the Company and for a period the greater of twelve months or the time set forth in the Associate Agreement after the termination of his or her employment with the Company, not: (i) soliciting any employee of the Company for employment with any employer other than the Company, or (ii) directly or indirectly engaging in, having any ownership interest in or participating in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. To the extent the Grantee has violated any term and condition of this paragraph 13, the Restricted Stock Units prior to settlement shall be forfeited pursuant to paragraph 7 and if Shares of Company Stock have already been issued to the Grantee, then the Grantee shall be required to either return the Shares to the Company or forfeit any gain recognized by the Grantee from the sale of such Shares.
     14. Withholding of Taxes. When the Shares are issued as payment for vested Restricted Stock Units, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Related Entity) will withhold a portion of the Shares otherwise issuable in payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing Related Entity) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder. By accepting this Award, the Grantee expressly consents to the withholding of Shares as provided for in this paragraph 14. All income and other taxes related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.
     15. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account) after the Settlement Date. Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Restricted Stock Units nor Restricted Stock Units that are vested but unpaid, and no such dividends or other distributions will be paid on

Restricted Stock Units nor Restricted Stock Units that are vested but unpaid. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
     16. No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as an Employee for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s (or employing Related Entity’s) right to terminate the Grantee’s relationship as an Employee at any time, with or without Cause.
     17. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its General Counsel, at 6940 Columbia Gateway Drive, Suite 200, Columbia, Maryland 21045, or at such other address as the Company may hereafter designate in writing.
     18. Grant is Not Transferable. Except to the limited extent provided in paragraph 8 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.
     19. Restrictions on Sale of Stock. The Shares issued as settlement for the payment for any vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws. In addition, the Shares issued as settlement for the payment of any vested Restricted Stock Units awarded under this Agreement will also be subject to any applicable ownership guidelines and Stock ownership holding periods which may be currently in effect under the Company’s Trading Policy.
     20. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     21. Conditions for Issuance of Certificates for Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.
     22. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.
     23. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     24. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     25. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
     26. Entire Agreement. Other than to the extent any written employment agreement between the Grantee and the Company provides for (a) treatment different or (b) the definition of terms different, than that which is provided by this Agreement, this Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.
     27. Modifications to the Agreement. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.
     28. Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has a right to receive stock under, and subject to the terms and conditions of, the Plan and this Agreement, and has received, read and understood the Plan and this Agreement. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
     29. Notice of Governing Law. This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of Nebraska without regard to principles of conflict of laws.

APPENDIX B
VESTING SCHEDULE AND SETTLEMENT DATE
OF RESTRICTED STOCK UNITS
     The vesting of the Restricted Stock Units subject to this award shall be determined based on the following schedule:
     [insert applicable vesting schedule].
     The Settlement Date, when the vested Restricted Stock Units, if any, will be settled by issuing Shares of Company Stock to the Grantee shall be [insert applicable date].